Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401
111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www. lucbro.com

August 14, 2026

HeartBeam, Inc.

2118 Walsh Avenue, Suite 210

Santa Clara, CA 95050

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by HeartBeam, Inc., a Delaware corporation (the “Company”), $25,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-293307) (the “Registration Statement”), which was filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on February 9, 2026, and declared effective by the SEC on March 17, 2026, the base prospectus contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares filed with the SEC on August 14, 2026 pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through Titan Partners Securities LLC as sales agent (the “Manager”), pursuant to that certain At the Market Offering Agreement, dated as of August 14, 2026, by and between the Company and the Manager (the “Agreement”).

In connection with the preparation of this opinion, we have examined the Registration Statement and the Prospectus and such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP